UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 3, 2017

MELINTA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-35405	45-4440364
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

300 George Street, Suite 301, New Haven, CT		06511
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (312) 767-0291

Cempra, Inc.

6320 Quadrangle Drive, Suite 360

Chapel Hill, NC 27517

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

On November 3, 2017, Cempra, Inc., a Delaware corporation (“Cempra” or the “Company”), completed its business combination with Melinta Therapeutics, Inc., a privately held Delaware corporation dedicated to the development and commercialization of novel antibiotics (“Melinta”), in accordance with the terms of an Agreement and Plan of Merger and Reorganization, dated as of August 8, 2017, as amended on each of September 6, 2017 and October 24, 2017 (as so amended, the “Merger Agreement”) by and among the Company, Melinta and Castle Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”). On November 3, 2017, pursuant to the Merger Agreement, Merger Sub merged with and into Melinta, with Melinta surviving the merger and becoming a wholly owned subsidiary of the Company (the “Merger”). Concurrently with the effectiveness of the Merger, the Company changed its name to Melinta Therapeutics, Inc. and Melinta changed its name to Melinta Subsidiary Corp.

Item 1.01.	Entry into a Material Definitive Agreement.

Concurrently with the closing of the Merger, the Company entered into a Registration Rights Agreement with certain pre-closing Melinta stockholders (the “Registration Rights Agreement”). Under the Registration Rights Agreement, the Company is obligated to file, within 90 calendar days from the date of execution of the Registration Rights Agreement, a shelf registration statement on Form S-3 providing for the resale by such stockholders of the common stock of the Company, par value $0.001 (the “Company Common Stock”) issued or issuable to such stockholders in the Merger (the “Registrable Securities”). Stockholder Vatera Healthcare Partners LLC (the “Vatera Stockholder”) is entitled to two underwritten offerings under such shelf registration statement. Additionally, if the Company registers shares of Company Common Stock (subject to certain exceptions) for public sale, such stockholders will have the right to include their Registrable Securities in the registration statement. The registration rights under the Registration Rights Agreement will terminate upon the earliest of (i) termination of the agreement by the consent of the Vatera Stockholder, (ii) the date on which the Vatera Stockholder holds Company Common Stock equal to or less than 10% of the total Company Common Stock issued and outstanding (on a non-fully-diluted basis) and (iii) the dissolution, liquidation or winding up of the Company.

The foregoing description of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the Registration Rights Agreement, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

The descriptions of the employment agreement, the indemnification agreements and the separation and release agreements referenced in Item 5.02 of this Current Report on Form 8-K are incorporated into this Item 1.01 by reference.

Item 1.02.	Termination of a Material Definitive Agreement.

Reference is made to Item 2.01 of this Current Report on Form 8-K, which is incorporated into this Item 1.02 by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On November 3, 2017, the Merger was consummated in accordance with the terms of the Merger Agreement. In order to effect the consummation of the Merger, the Company and Melinta agreed to mutually waive a condition to closing under the Merger Agreement that a proposal to amend the Company’s certificate of incorporation to increase the number of authorized shares be approved at the Company’s 2017 annual meeting of stockholders. As a result of the Merger and after giving effect to a 5-to-1 reverse stock split effected immediately prior to the effective time of the Merger, each outstanding share of Melinta’s common stock (including shares of Melinta common stock issued upon the conversion, immediately prior to the effective time of the Merger, of Melinta’s then-outstanding convertible notes and preferred stock) automatically converted into the right to receive approximately 0.0229 shares of Company Common Stock. At the effective time of the Merger, each outstanding option, whether or not vested, to purchase Melinta common stock and each outstanding warrant to purchase Melinta common stock or Melinta preferred stock unexercised prior to the effective time of the Merger was converted into an option or warrant to purchase Company Common Stock. All obligations with respect to each such Melinta option or warrant were assumed by the Company in accordance with the terms of such option or warrant. The number of shares of Company Common Stock subject to each outstanding Melinta option or warrant assumed by the Company was determined by multiplying the number of shares of Melinta common stock, or in the case of each warrant, the number of shares of Melinta common stock issuable upon exercise of the warrant or the number of shares of Melinta common stock issuable upon conversion of the Melinta preferred stock issuable upon exercise of the warrant, that were subject to such option or warrant, as applicable, by the exchange ratio noted above and rounding the resulting number down to the nearest whole number of shares of Company Common Stock. The per share exercise price for the Company Common Stock issuable upon exercise of each Melinta option or warrant assumed by the Company was determined by dividing the per share exercise price of Melinta common stock, or in the case of each warrant, the per share exercise price of Melinta common stock or preferred stock, subject to such option or warrant, as applicable, by the exchange ratio noted above and rounding the resulting exercise price up to the nearest whole cent.

Following the closing of the Merger, pre-closing Melinta stockholders owned, on a fully-diluted basis as calculated under the treasury stock method, approximately 51.6% of Company Common Stock and pre-closing Cempra stockholders owned approximately 48.4% of Company Common Stock. The issuance of the shares of Company Common Stock to the former stockholders of Melinta in connection with the Merger and related transactions was approved by the Company’s stockholders at the 2017 annual meeting of stockholders (the “2017 Annual Meeting”) held on November 3, 2017. As previously disclosed, on October 24, 2017, Melinta’s stockholders adopted the Merger Agreement, as amended as of that date.

As of November 3, 2017, after giving effect to the closing of the Merger and the reverse stock split described above, there were approximately 21.9 million shares of Company Common Stock outstanding.

In connection with the closing of the Merger, on November 3, 2017, the Company terminated, and paid off the approximately $9.4 million in principal and accrued interest outstanding under, the Loan and Security Agreement (the “Loan and Security Agreement”), dated July 10, 2015, between the Company and Comerica Bank (“Comerica”). Under the terms of the Loan and Security Agreement, the Company was permitted to borrow up to $20.0 million in a term loan (the “Term Loan”) and, upon FDA approval of the Company’s New Drug Application (“NDA”) for solithromycin, the Company would have been eligible to borrow an additional aggregate amount equal to the lesser of (i) up to 75% of the Company’s eligible inventory and 80% of eligible accounts receivable or (ii) $10.0 million (the “Revolver”). Under the terms of the Loan and Security Agreement, following FDA approval of the NDA for solithromycin, the Company would have been permitted to convert the Term Loan to the Revolver, in which event the Company would have been permitted to borrow a maximum of $25.0 million under the Revolver. The Loan and Security Agreement included customary covenants, representations and events of default for an agreement of its size and type. Outstanding obligations under the Loan and Security Agreement were secured by substantially all of the Company’s personal property assets, excluding its intellectual property and its stock in its subsidiaries, which security interests were released upon the repayment of the amounts outstanding under the Loan and Security Agreement. No prepayment fees or other early termination penalties were incurred by the Company in connection with the termination of, and repayment of the amounts outstanding under, the Loan and Security Agreement.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which was previously filed as Annexes A-1 through A-3 to the Definitive Proxy Statement on Schedule 14A, filed on October 5, 2017 and supplemented as of October 24, 2017 and October 27, 2017, and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On November 3, 2017, as a result of the Merger, Melinta became a wholly owned subsidiary of the Company. Melinta is party to a Loan and Security Agreement, dated as of May 2, 2017 (the “Subsidiary Loan Agreement”), among Melinta, the lender or lenders party thereto from time to time and Suchard SA LLC, as collateral agent for the lenders. Under the Subsidiary Loan Agreement, the lenders made available to Melinta up to $80.0 million in term loan financing. The loans became available to Melinta in four separate tranches, with separate conditions precedent, of $30.0 million, $10.0 million, $20.0 million and $20.0 million, respectively. As of the date hereof, only the first two tranches, in an aggregate principal amount of $40.0 million, have been drawn. Availability of the third tranche of $20.0 million is subject to the modification of one of Melinta’s license agreements to protect the lenders’ rights under the Subsidiary Loan Agreement (the “License Modification”). Subject to receipt of the License Modification, Melinta has the right to draw the third tranche through December 28, 2018. The fourth tranche of $20.0 million is available only after the third tranche has been drawn and is further subject to the successful achievement of certain sales milestones. Subject to the achievement of the specified milestones, Melinta has the right to draw the fourth tranche on or prior to September 30, 2019 (which date may be extended under certain circumstances to December 31, 2019). There can be no assurance that the License Modification will be obtained, that the sales milestones will be met or that the third and fourth tranches under the Subsidiary Loan Agreement will be available to Melinta.

Loans under the Subsidiary Loan Agreement bear interest at an annual rate equal to 8.25% or, if greater, the sum of 8.25% plus the prime rate minus 4.50%. Melinta is also required to pay the lenders an end-of-term fee upon the termination of the arrangement. In addition, following the earlier of the funding of the third tranche of $20.0 million and December 28, 2018 until the earlier of repayment of the loans in full and December 31, 2026, the lenders will receive a royalty, based on net sales of Baxdela, of between 1.02% and 2.72%, depending on the balance of the loans outstanding. These additional payments will be applied to either accrued interest or principal based on stated rates of return that vary with time. The principal of each loan must be repaid by the seventh anniversary of funding of such loan, along with end-of-term fees that vary with time.

Obligations under the Subsidiary Loan Agreement are secured by liens on substantially all assets of Melinta. The proceeds of loans under the Subsidiary Loan Agreement will be used to support the commercialization of Baxdela and for the general corporate purposes of Melinta. The Subsidiary Loan Agreement does not contain any financial maintenance covenants; however, it includes affirmative covenants, negative covenants (including limitations on indebtedness, liens, advances, equity and debt investments, dividends, asset sales and mergers and acquisitions), representations and warranties and events of default that are customary for similar financings.

Item 3.02.	Unregistered Sales of Equity Securities.

Pursuant to the terms of the Merger Agreement and in connection with the Merger, the Company issued shares of Company Common Stock to former Melinta stockholders. The number of shares issued, the nature of the transaction and the nature and amount of consideration received by the Company are described in Item 2.01 of this Form 8-K, which is incorporated by reference into this Item 3.02. The shares of Company Common Stock issued in connection with the Merger were not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Regulation D and Rule 506 promulgated thereunder.

Item 4.01.	Changes in Registrant’s Certifying Accountant.

For accounting purposes, the Merger is treated as a reverse acquisition and, as such, the historical financial statements of the accounting acquirer, Melinta, which have been audited by Deloitte & Touche LLP, will become the historical financial statements of the Company. In a reverse acquisition, a change of accountants is presumed to have occurred unless the same accountant audited the pre-transaction financial statements of both the legal acquirer and the accounting acquirer, and such change is generally presumed to occur on the date the reverse acquisition is completed. The Audit Committee of the Company’s board of directors, as re-constituted following the Merger, has not yet made a determination as to which accounting firm will serve as the Company’s independent registered public accounting firm following the Merger and the Company will file a Current Report on Form 8-K as soon as this determination has been made.

Item 5.01.	Changes in Control of Registrant.

Reference is made to Item 2.01 of this Current Report on Form 8-K, which is incorporated into this Item 5.01 by reference.

In connection with the Merger, on November 3, 2017, David Zaccardelli, Pharm.D., the Company’s Acting Chief Executive Officer, was terminated without cause effective immediately after the effective time of the Merger. In addition, on November 3, 2017, David Oldach, M.D., Chief Medical Officer of the Company, and Mark Hahn, Executive Vice President and Chief Financial Officer of the Company, were relieved of their respective positions and will be terminated without cause effective November 15, 2017.

On November 3, 2017, the board of directors of the Company appointed each of the following executive officers to serve, as of the effective time of the Merger, as executive officers of the combined company:

Name of Officer	Office Held
Daniel Wechsler	President and Chief Executive Officer
Paul Estrem	Executive Vice President, Chief Financial Officer and Secretary
John Temperato	Executive Vice President and Chief Commercial Officer
Sue Cammarata, M.D.	Executive Vice President and Chief Medical Officer
Erin Duffy, Ph.D.	Executive Vice President and Chief Scientific Officer

Pursuant to the terms of the Merger Agreement, prior to the closing of the Merger but effective at the effective time of the Merger, the board of directors of the Company increased the size of the board of directors to nine directors. On November 3, 2017, effective at the effective time of the Merger, Michael Dougherty, Dov A. Goldstein, M.D., Richard Kent, M.D. and P. Sherrill Neff resigned from the Company’s board of directors, and Kevin T. Ferro, Jay Galeota, Cecilia Gonzalo and Thomas P. Koestler, Ph.D., were appointed to the Company’s board of directors. Accordingly, at and immediately after the effective time of the Merger, the directors serving on the board of directors of the Company are Kevin T. Ferro, Jay Galeota, David Gill, Cecilia Gonzalo, John H. Johnson, Dr. Koestler, Garheng Kong, M.D., Ph.D., and Dr. Zaccardelli, with Mr. Ferro serving as chairman of the board of directors. Mr. Ferro, Ms. Gonzalo, and Dr. Koestler served as directors of Melinta prior to the closing of the Merger. In accordance with the terms of the Merger Agreement, Mr. Wechsler will also be appointed to the board. His appointment will be effective ten days following the filing of a supplemental Information Statement on Schedule 14f-1 relating to Mr. Wechsler.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Overview

Reference is made to Item 2.01 of this Current Report on Form 8-K, which is incorporated into this Item 5.02 by reference. Additionally, the information regarding the resignations from the Company’s board of directors, the termination without cause of Drs. Zaccardelli and Oldach and Mr. Hahn, and the appointment of the new directors and executive officers included in Item 5.01 above is incorporated into this Item 5.02 by reference. The resignation of directors from the Company’s board of directors was not due to a disagreement with the Company on any matter relating to its operations, policies or practices. At the time of their resignation, Mr. Dougherty served on the audit committee of the Company’s board of directors (the “Audit Committee”), Dr. Kent and Mr. Neff served on the compensation committee of the Company’s board of directors (the “Compensation Committee”) and Mr. Dougherty and Dr. Goldstein served on the nominating and governance committee of the Company’s board of directors (the “Nominating and Governance Committee”).

Effective as of the effective time of the Merger, Messrs. Galeota, Gill and Johnson and Ms. Gonzalo were appointed to the Audit Committee, Ms. Gonzalo, Drs. Koestler and Kong and Mr. Johnson were appointed to the Compensation Committee, and Mr. Ferro and Drs. Koestler, Kong and Zaccardelli were appointed to the Nominating and Governance Committee. Each of Messrs. Ferro, Galeota, Gill and Johnson, Ms. Gonzalo and Drs. Koestler, Kong and Zaccardelli was determined to be independent under Nasdaq Marketplace Rule 5605(a)(2).

Biographical information regarding each of the newly appointed directors is included in the Information Statement on Schedule 14f-1 (the “14f-1”) filed by the Company with the SEC on October 24, 2017, and is incorporated herein by reference.

In connection with the Merger, each director of the Company has entered into, or will enter into, an indemnification agreement with the Company, dated and effective as of November 3, 2017. The forms of such agreements are attached hereto as Exhibits 10.2, 10.3 and 10.4 to this Current Report on Form 8-K and are incorporated by reference into this Item 5.02.

Daniel Wechsler

Mr. Wechsler, age 49, will join the Company as of immediately following the effective time of the Merger. Prior to joining the Company, Mr. Wechsler served as an operating partner of Welsh, Carson, Anderson & Stowe since October 2016. Prior to that, Mr. Wechsler served as President and CEO of Smile Brands, Inc. from March 2014 until the company’s sale in 2016, and as executive vice president and global president of Pharmaceuticals at Bausch + Lomb Incorporated from 2011 to 2013. Mr. Wechsler started his career at The Upjohn Company and thereafter worked at Pharmacia Corporation, where he helped launch Zyvox, until the company’s acquisition by Pfizer, Inc. in 2003. Mr. Wechsler served as vice president Specialty at Pfizer, Inc. from 2003 to 2005, SVP of Global Operations at Schering-Plough Corporation from 2005 to 2009 and SVP of Strategy and Commercial Model Excellence at Merck & Co. from 2009 to 2011. Mr. Wechsler holds a master’s degree from the University of Rochester and a bachelor’s degree from the State University of New York at Brockport. We believe that Mr. Wechsler’s extensive experience in the pharmaceutical industry as a senior executive qualify him to serve on our board of directors and as president and CEO of the Company.

There are no family relationships between Mr. Wechsler and any of the Company’s directors or executive officers, and there is no arrangement or understanding between Mr. Wechsler or any other person and the Company or any of its subsidiaries pursuant to which he was appointed as an officer of the Company. There are no transactions between Mr. Wechsler or any of his immediate family members and the Company or any of its subsidiaries that would be required to be reported under Item 404(a) of Regulation S-K.

In connection with Mr. Wechsler’s employment, the Company entered into an employment agreement pursuant to which Mr. Wechsler is entitled to an annual base salary of $550,000. In addition, Mr. Wechsler will be eligible to earn an annual bonus with a target equal to 60% of his base salary and a maximum annual bonus equal to not less than 150% of his base salary, subject to the achievement of applicable Company and specific individual performance objectives for each fiscal year. Mr. Wechsler’s annual bonus for 2017 will be prorated based on the number of days in the year actually worked, and will not be less than the target amount.

Pursuant to the terms of the employment agreement, Mr. Wechsler is entitled to an employee inducement award of an option to purchase 550,981 shares of Company Common Stock at an exercise price equal to the closing price of Company Common Stock as reported by the Nasdaq Global Market on November 3, 2017, and a restricted stock unit award for 183,661 shares of Company Common Stock. The stock option and restricted stock unit grant will become twenty-five percent (25%) vested on the one year anniversary of Mr. Wechsler’s date of hire, with the remaining shares vesting in equal monthly installments thereafter over the next three years, subject to his continuing service with the Company. If either of the inducement equity grants is not expressly assumed in a change in control, any then-remaining unvested portion of such grants will become fully vested upon such change in control. The restricted stock unit grant will participate in any dividends paid to stockholders of the Company during such vesting period, provided that the dividends on shares underlying unvested restricted stock units will be subject to the same vesting requirements as the underlying shares on which such dividends are paid, with the payment deferred and paid within ten days after such restricted stock units become vested.

Under the terms of Mr. Wechsler’s employment agreement, if the Company terminates Mr. Wechsler’s employment without cause or if he terminates his employment with the Company for good reason in accordance with the terms of his employment agreement, subject to Mr. Wechsler’s execution of a release of claims, he is entitled to receive from the Company (i) an amount equal to one and one-half times his then annual base salary and target annual bonus (provided, such multiple will be equal to two, if the date of such termination occurs within three months prior to or twelve months following a change in control), payable in equal installments over 18 months in accordance with the Company’s payroll practices, (ii) a pro-rated bonus for the year in which such termination occurs, based on actual performance and (iii) reimbursement for a portion of his COBRA expenses for up to 18 months. In addition, if such termination of Mr. Wechsler’s employment by the Company without cause or by Mr. Wechsler with good reason occurs within three months prior to or twelve months following a change in control, all of his then outstanding equity awards subject to solely service-based vesting will become fully vested. In connection with any termination of Mr. Wechsler’s employment due to death or disability, he is entitled to a pro-rated bonus for the year in which such termination occurs, based on actual performance.

Mr. Wechsler also entered into an Employee Noncompetition, Nondisclosure and Developments Agreement pursuant to which he is subject to customary confidentiality restrictions that apply during his employment and indefinitely thereafter, an invention assignment provision, a covenant not to compete while employed with the Company and for 18 months following any termination of employment, and a covenant not to solicit our employees or customers while employed with the Company and for 18 months thereafter.

The foregoing description of Mr. Wechsler’s employment agreement and Noncompetition, Nondisclosure and Developments Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text thereof, in each case, a copy of which is attached hereto as Exhibit 10.5 to this Current Report on Form 8-K and is incorporated by reference into this Item 5.02. The foregoing description of Mr. Wechsler’s inducement grant does not purport to be complete. A copy of Mr. Wechsler’s inducement grant will be filed as an exhibit in the Company’s next Annual Report on Form 10-K and is incorporated by reference into this Item 5.02.

Paul Estrem

Mr. Estrem, previously the chief financial officer (“CFO”) of Melinta, has more than 27 years of financial leadership experience in the pharmaceutical industry. Prior to joining Melinta, Mr. Estrem held several senior positions at Baxter International, most recently vice president of integration for Baxter’s Medical Products, where he held a lead role in the $4 billion acquisition of Gambro and oversaw the integration of their products, facilities and 8,000 employees. Earlier in his tenure, Mr. Estrem served as CFO of Baxter Medical Products; CFO and vice president of strategy in Baxter Medication Delivery, a division that later became Baxter Medical Products; CFO of Baxter Bioscience, a specialty therapeutics division; and CFO of Baxter Ltd, a subsidiary based in Tokyo, Japan. Mr. Estrem is a member of the American Institute of Certified Public Accountants and the Institute of Internal Auditors. He received an MBA from Northwestern University’s Kellogg School of Management and a B.S. in accounting from Illinois State University.

There are no family relationships between Mr. Estrem and any of the Company’s directors or executive officers, and there is no arrangement or understanding between Mr. Estrem or any other person and the Company or any of its subsidiaries pursuant to which he was appointed as an officer of the Company. There are no transactions between Mr. Estrem or any of his immediate family members and the Company or any of its subsidiaries that would be required to be reported under Item 404(a) of Regulation S-K.

Under the terms of Mr. Estrem’s offer letter, Mr. Estrem is to be employed on an “at-will” basis. Currently, Mr. Estrem earns a base salary of $333,410 and is eligible to earn an annual bonus equal to 30% of his base salary.

Mr. Estrem has entered into a severance agreement, pursuant to which if he terminates his employment with “good reason” (as defined in his severance agreement), or if the Company elects to terminate his employment without “cause” (as defined in his severance agreement), subject to his execution of a release of claims, he will be entitled to severance equal to (i) continued payment of his base salary for a 12-month period, (ii) subject to his election of COBRA continuation coverage, reimbursement for the employer portion of the premium costs of such COBRA continuation coverage, until the earlier of (x) the end of the 12-month period following such qualifying termination, and (y) the date he becomes eligible for coverage under another group health plan, and (iii) if such qualifying termination occurs within 6 months of a “change in control” (as defined in the severance agreement), a pro-rated annual bonus for the year such termination of employment occurs.

Mr. Estrem has also entered into an Employee Noncompetition, Nondisclosure and Developments Agreement pursuant to which he is subject to customary confidentiality restrictions that apply during his employment and indefinitely thereafter, an invention assignment provision, a covenant not to compete while employed with the Company and for 12 months following any termination of employment, and a covenant not to solicit the Company’s employees or customers while employed with the Company and for 12 months thereafter.

The foregoing description of Mr. Estrem’s offer letter, severance agreement and Employee Noncompetition, Nondisclosure and Developments Agreement does not purport to be complete. A copy of Mr. Estrem’s offer letter, severance agreement and Employee Noncompetition, Nondisclosure and Developments Agreement will be filed as an exhibit to the Company’s next Annual Report on Form 10-K.

David Zaccardelli, Mark Hahn and David Oldach

In connection with the termination of the employment of Drs. Zaccardelli and Oldach and Mr. Hahn, and in accordance with their respective existing severance agreement, upon the date of their respective termination, the Company and each of Drs. Zaccardelli and Oldach and Mr. Hahn will enter into a separation and release agreement, as required by their severance agreements. Provided that each officer does not revoke the separation agreement pursuant to the seven-day revocation period available to him, the Company will pay each officer an amount equal to 18 months of his base salary (24 months in the case of Dr. Zaccardelli); a lump sum amount equal to one and one half times his target bonus for 2017 (two times in the case of Dr. Zaccardelli); and his applicable COBRA premiums for the lesser of 18 months following his termination date or until he becomes eligible for insurance benefits from another employer; provided, however, the Company has the right to pay a lump sum amount equal to the applicable COBRA premium multiplied by the number of months remaining in the specified period if the Company determines in its discretion that continued payment of the COBRA premiums is or may be discriminatory under Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, the Company will provide outplacement assistance through a service provider selected by the Company for a period of 18 months. The vesting of all outstanding and unvested stock options, restricted stock units and other equity in the Company held by the officer will be accelerated and will become immediately and fully exercisable, subject to all other terms of the applicable equity plan and award agreement. The exercise period for any of the officer’s options that have vested prior to his termination date, or pursuant to his separation agreement, will be extended through the date that is 12 months following his termination date, but in no event beyond the original expiration date of the each affected option. Each officer is solely responsible for any individual tax consequences resulting from the extended exercise period, including without limitation, any failure of any such options to qualify as incentive stock options under Section 422 of the Code.

Despite the termination of his employment, Dr. Zaccardelli will remain a member of the board of directors of the Company.

The Company intends to enter into a consulting agreement with each of Mr. Hahn and Dr. Oldach, each with a term of one year, pursuant to which he will provide financial and clinical and scientific consulting services, respectively, of up to 10 hours per week, each at an hourly rate of $270. Either party may terminate the agreement at any time during its term.

Item 5.03.	Amendments to Charter and Bylaws.

On October 3, 2017, the board of directors of the Company approved a reverse stock split of the issued and outstanding shares of Company Common Stock, subject to the approval of the Company’s stockholders, and on October 24, 2017, the Company’s board of directors approved an amendment to the Company’s certificate of incorporation to effect the reverse stock split (the “Reverse Stock Split Amendment”), at a ratio to be determined by the board of directors of the Company. On November 3, 2017, the Reverse Stock Split Amendment was approved at the 2017 Annual Meeting, a ratio of 5-to-1 was determined by the Company’s board of directors and the Reverse Stock Split Amendment became effective upon filing with the Secretary of State of the State of Delaware, which occurred immediately prior to the closing of the Merger. Upon the effectiveness of the Reverse Stock Split Amendment (the “Split Effective Time”), the issued and outstanding shares of Company Common Stock were reclassified such that each stockholder of the Company held one share of Company Common Stock for each five shares of Company Common Stock held by such stockholder immediately prior to the Split Effective Time.

On November 3, 2017, the board of directors of the Company approved an amendment to the Company’s certificate of incorporation (the “Name Change Charter Amendment”) to change the name of the corporation from “Cempra, Inc.” to “Melinta Therapeutics, Inc.”.

Additionally, effective at the effective time of the Merger, the Company amended its bylaws (the “Amended and Restated Bylaws”) to increase the size of the Board to nine directors and to provide that the election of directors will be by the vote of the majority of the votes cast at any meeting for the election of directors at which a quorum is present, except as otherwise set forth in the Company’s Certificate of Incorporation with respect to the right of the holders of any series of preferred stock or any other series or class of stock to elect additional directors under specified circumstances.

The foregoing descriptions of the Reverse Stock Split Amendment, the Name Change Charter Amendment and the Amended and Restated Bylaws are not complete and are qualified in their entirety by reference to the documents attached hereto as Exhibits 3.1, 3.2 and 3.3, respectively, which are incorporated herein by reference.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On November 3, 2017, the Company held an annual meeting of its stockholders at which the following items were voted on.

(1) Approval of the issuance of Company Common Stock pursuant to the Merger Agreement.

Votes	Votes
Cast For	Cast Against	Abstentions	Broker Non-Votes
24,346,872	6,823,014	127,294	14,356,090

(2) Approval of three separate proposals to amend the Company’s certificate of incorporation to:

(a) increase the number of authorized shares of Company Common Stock from 80,000,000 to 250,000,000;

Votes	Votes
Cast For	Cast Against	Abstentions	Broker Non-Votes
23,642,646	7,530,066	124,468	14,356,090

(b) change the name of the Company to “Melinta Therapeutics, Inc.”; and

Votes	Votes
Cast For	Cast Against	Abstentions	Broker Non-Votes
33,562,599	10,665,675	1,424,996	—

(c) elect for the Company not to be governed by or subject to Section 203 of the DGCL.

Votes	Votes
Cast For	Cast Against	Abstentions	Broker Non-Votes
24,543,204	6,626,292	127,684	14,356,090

(3) Approval of an amendment to the Company’s certificate of incorporation to effect a reverse stock split of Company Common Stock.

Votes	Votes
Cast For	Cast Against	Abstentions
33,777,886	11,781,930	93,454

(4) Approval of the election of three Class III directors to three-year terms expiring in 2020.

	Votes	Votes
	Cast For	Withheld	Broker Non-Votes
Richard Kent, M.D.	26,385,314	4,911,866	14,356,090
Garheng Kong, M.D., Ph.D.	15,699,852	15,597,328	14,356,090
P. Sherrill Neff	14,935,559	16,361,621	14,356,090

(5) Approval, on non-binding advisory basis, of the Company’s fiscal 2016 executive compensation.

Votes	Votes
Cast For	Cast Against	Abstentions	Broker Non-Votes
23,720,246	7,425,040	151,894	14,356,090

(6) Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

Votes	Votes
Cast For	Cast Against	Abstentions
39,181,902	3,298,308	3,173,060

(7) Approval of the proposal to adjourn the 2017 Annual Meeting, if necessary, if a quorum is present, to solicit additional proxies, in the event that there are not sufficient votes at the time of the 2017 Annual Meeting to approve items 1, 2a, 2b, 2c or 3 above.

Votes	Votes
Cast For	Cast Against	Abstentions	Broker Non-Votes
31,597,611	9,380,573	4,675,086	—

On November 3, 2017, the Company issued a press release announcing the results of voting at the 2017 Annual Meeting. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial statements of businesses acquired.

The financial statements required by this Item 9.01(a) will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro forma financial information.

The pro forma financial information required by this Item 9.01(b) will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits.

Exhibit No.	Description

3.1	Amendment to Certificate of Incorporation of Cempra, Inc. (Reverse Stock Split)

3.2	Amendment to Certificate of Incorporation of Cempra, Inc. (Name Change)

3.3	Amended and Restated Bylaws of Cempra, Inc.

10.1	Registration Rights Agreement, dated as of November 3, 2017, among Cempra and the Melinta stockholders party thereto

10.2	Form of Individual Director Indemnification Agreements

10.3	Form of Continuing Individual Director Indemnification Agreements

10.4	Form of Fund Director Indemnification Agreements

10.5	Employment Agreement, dated October 30, 2017, between Melinta Therapeutics, Inc. and Dan Wechsler

99.1	Press Release issued November 3, 2017

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amendment to Certificate of Incorporation of Cempra, Inc. (Reverse Stock Split)

3.2	Amendment to Certificate of Incorporation of Cempra, Inc. (Name Change)

3.3	Amended and Restated Bylaws of Cempra, Inc.

10.1	Registration Rights Agreement, dated as of November 3, 2017, among Cempra and the Melinta stockholders thereto

10.2	Form of Individual Director Indemnification Agreements

10.3	Form of Continuing Individual Director Indemnification Agreements

10.4	Form of Fund Director Indemnification Agreements

10.5	Employment Agreement, dated October 30, 2017, between Melinta Therapeutics, Inc. and Dan Wechsler

99.1	Press Release issued November 3, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 3, 2017	Melinta Therapeutics, Inc.

	By:	/s/ Paul Estrem
Paul Estrem
Chief Financial Officer